Exhibit 11.1

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
               SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                  (Unaudited)

                                                                                     Three months ended
                                                                                  ------------------------
                                                       Year ended December 31,     March 30,   March 29,
                                                    ----------------------------- ------------ -----------
                                                      1994      1995      1996       1996         1997
Net income before extraordinary item and
 cumulative effect   ..............................  $3,589    $2,109    $3,626        $1,385      $1,058
Extraordinary item   ..............................      --       333        --            --          --
Cumulative effect    ..............................     635        --        --            --          --
Interest savings from assumed reduction of debt(1)       --        --         8            --          --
Net Income  .......................................  $4,224    $1,776    $3,634        $1,385      $1,058
                                                     =======   =======   ======        ======      =======
Common shares outstanding  ........................   1,000     1,018     1,018         1,018       1,018
Common equivalent shares issuable upon exercise
 of stock options and warrants(1)   ...............     369       369       365           400         401
                                                     -------   -------   -------       -------      ------
Total weighted average shares    ..................   1,369     1,387     1,383         1,418       1,419
                                                     -------   -------   -------       -------      ------
Earnings per common and equivalent share before
 extraordinary item and cumulative effect    ......  $ 2.62    $ 1.52    $ 2.63        $ 0.98       $0.75
Extraordinary item per common and equivalent
 share   ..........................................    0.00      0.24      0.00          0.00        0.00
Cumulative effect per common and equivalent share      0.46      0.00      0.00          0.00        0.00
                                                     -------   -------   -------       -------      ------
Earnings per common and equivalent share  .........  $ 3.09    $ 1.76    $ 2.63        $ 0.98       $0.75
                                                     =======   =======   =======       =======      ======


Notes:

(1) Amount calculated using the modified treasury stock method and fair market values.